EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-49081, 333-108753, and 333-05715 of The Procter & Gamble Company on Form S-8 of our report dated October 29, 2014, appearing in this Annual Report on Form 11-K of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan for the year ended June 30, 2014.

/s/Deloitte & Touche, LLP
Deloitte & Touche, LLP
Cincinnati, Ohio
October 29, 2014